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                                                            EXHIBITS 5 AND 23(B)

                             ROBERT W. OLSON, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      CHIQUITA BRANDS INTERNATIONAL, INC.
                             250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202

                                February 7, 1996

Chiquita Brands International, Inc.
250 East Fifth Street
Cincinnati, OH 45202

Dear Sirs:

     I have acted as counsel to Chiquita Brands International, Inc. ("Chiquita") in connection with a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on February 7, 1996 (the "Registration Statement"), registering an aggregate of $418,750,000 of Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants (collectively, "Securities") which may be issued and sold by Chiquita pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement also constitutes Post-Effective Amendment No. 1 to a Registration Statement on Form S-3 (No. 33-51995) previously filed by the Company and declared effective on January 28, 1994. Pursuant to Rule 429 of the rules and regulations of the Commission under the Act, the prospectus contained in the Registration Statement is a combined prospectus that also relates to an additional $81,250,000 of Securities unsold under Registration Statement No. 33-51995.

     In connection with my opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary. Capitalized terms used herein and not otherwise defined herein are as defined in the Registration Statement.

     Based upon the foregoing, it is my opinion that the issuance by the Company of the Securities has been duly authorized by Chiquita and, in the case of an issuance of Subordinated Debt Securities, Depositary Shares or Securities Warrants, when the indenture, deposit agreement or securities warrant agreement, as the case may be, relating to such Securities, substantially in the form attached to or incorporated by reference into the Registration Statement, as amended or modified at such time, has been duly executed and delivered and, in the case of any issuance of any Securities, when the terms of each specific issuance of Securities have been approved and authorized, and when the Securities of such issuance have been duly executed by Chiquita and authenticated as required by the terms of those particular Securities, and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement, including the prospectus and any prospectus supplement related to such issuance, (i) the Debt Securities or the Depositary Shares or the Securities Warrants will be duly authorized and will be valid and binding obligations of Chiquita enforceable in accordance with, and subject to, their terms and the terms of the applicable indenture, deposit agreement or securities warrant agreement, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the Common Stock or the Preferred Stock will be duly and validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/  ROBERT W. OLSON